EXHIBIT 99.1

MoSys, Inc. Reports Fourth Quarter and Full Year 2015 Financial Results

Design Wins Double Year-over-Year
IC Revenue tops $1M in Fourth Quarter

SANTA CLARA, Calif., Feb. 10, 2016 (GLOBE NEWSWIRE) -- MoSys, Inc. (NASDAQ:MOSY), a leader in semiconductor solutions that enable fast, intelligent data access for network and communications systems, today reported financial results for the fourth quarter and fiscal year ended December 31, 2015.

Fourth Quarter and Recent Highlights

  Increased IC revenue substantially quarter-over-quarter on accelerating Bandwidth Engine® 2 production shipments;
  Exceeded the goal to double design wins year-over-year, including wins with both existing and new Bandwidth Engine and LineSpeed customers;
  Implemented restructuring initiative expected to result in approximately $3.2 million of annual operating expense savings; and
  Ended the year with total cash and investments of $20.2 million.

Management Commentary

“We concluded 2015 with another strong quarter of design wins, more than doubling total wins year-over-year,” commented Len Perham, president and CEO of MoSys. “The continuing acceleration of design wins has enabled us to further broaden our customer base in the networking, communications and data center markets while also expanding our served available market in new applications, such as video and access. We also increased our penetration at existing customers, including additional design wins with our lead Tier-one, data center and data center security appliance customers.

“New product development continued to advance at a rapid pace, significantly expanding our product catalog with new Bandwidth Engine and LineSpeed devices. Most notably, we received packaged silicon for our Bandwidth Engine 3 family, and recently announced sample availability of the first 3 products, including the MSRZ30 device optimized for use with the EZchip NPS-400 network processor. We have begun efforts to complete the characterization, qualification and lengthy carrier-grade reliability certification process of this new family of products.”

Mr. Perham concluded, “In the second half of 2015, we began to see our earliest design win customers commence production, as evidenced by our increased IC revenue in the fourth quarter. Looking forward, we expect Bandwidth Engine production orders to continue to increase in 2016 and our growth trend to continue over the coming quarters as more of the designs go into production and prototype builds increase at both existing and new customers. With our solid base of design wins and expanding product portfolio, I believe we are well positioned to achieve material improvements in our market position and financial results in the coming year.”

Fourth Quarter Results

Total net revenue for the fourth quarter of 2015 was $1.6 million, compared with $1.0 million in the previous quarter, and $1.1 million in the fourth quarter of 2014.

Product revenue in the fourth quarter increased to $1.1 million, compared with $0.6 million in the third quarter of 2015, and $0.3 million in the year ago period. Royalty and other revenue for the fourth quarter of 2015 was $0.5 million, consistent with the previous quarter and compared with $0.8 million in the fourth quarter of 2014.

Gross margin for the fourth quarter of 2015 was 45 percent, compared with 22 percent in the third quarter of 2015 and 76 percent for the fourth quarter of 2014. The sequential increase in gross margin was due primarily to increased product shipment volumes and lower manufacturing costs.

Total operating expenses on a GAAP basis for the fourth quarter of 2015 were $7.2 million, compared with $10.3 million in the third quarter of 2015, and $9.8 million in the year-ago period. Third quarter 2015 operating expenses included approximately $3.1 million of additional costs related to tape-out activity. The Company expects operating expenses to decrease in 2016 due to a reduction-in-force implemented in the first quarter of 2016 and reduced product development expenses. Fourth quarter 2015 operating expenses included $0.8 million in amortization of intangible assets and stock-based compensation expense.

GAAP net loss for the fourth quarter of 2015 was $6.5 million, or ($0.10) per share, compared with a net loss of $10.1 million, or ($0.15) per share, in the previous quarter and a net loss of $9.0 million, or ($0.18) per share, for the fourth quarter of 2014. Non-GAAP net loss for the fourth quarter of 2015 was $5.7 million, or ($0.09) per share, which excludes amortization of intangible assets and stock-based compensation expense. Earnings per share for the fourth quarter of 2015 were computed using approximately 65.5 million weighted shares on a GAAP and non-GAAP basis. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Full Year 2015 Results

Total revenue for 2015 was $4.4 million, compared with $5.4 million for 2014. Net loss for 2015 was $31.5 million, or ($0.50) per share, compared with a loss of $32.7 million, or ($0.66) per share, in 2014. Non-GAAP net loss for 2015 was $27.5 million, or ($0.44) per share, excluding stock-based compensation charges of $3.6 million and intangible asset amortization charges of $0.3 million, compared with a non-GAAP net loss for 2014 of $27.1 million, or ($0.55) per share. Earnings per share for the full year 2015 were computed using approximately 62.5 million weighted shares on a GAAP and non-GAAP basis.

Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the fourth quarter and full year 2015 financial results. Investors and other interested parties may access the call by dialing 1-855-779-0042 in the U.S. (+1-631-485-4856 outside of the U.S.), and entering the pass code 38980542 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 1-855-859-2056 in the U.S. (+1-404-537-3406 outside of the U.S.), pass code of 38980542.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and amortization of recorded intangible assets. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated February 10, 2016, that the company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the company, including, without limitation, anticipated benefits and performance expected from our IC products and the company’s future markets and future business prospects. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  achieving additional IC design wins;
  commencing volume shipments of Bandwidth Engine ICs;
  the timing of customer orders and product shipments;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and
  raising additional capital to fund our ongoing cash requirements in 2016; and

other risks identified in the company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ:MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the networking and communications systems markets to address the continual increase in Internet users, data and services. The company’s solutions deliver data path connectivity, speed and intelligence while eliminating data access bottlenecks on line cards and systems scaling from 100G to multi-terabits per second. Engineered and built for high-reliability carrier and enterprise applications, MoSys' Bandwidth Engine® and LineSpeed™ IC product families are based on the company's patented high-performance, high-density intelligent access and high-speed serial interface technology, and utilize the company's highly efficient GigaChip® Interface. MoSys is headquartered in Santa Clara, California. More information is available at www.mosys.com.

Bandwidth Engine, GigaChip and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. LineSpeed and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2015	2014	2015	2014

Net Revenue
Product		$1,112	$287	$2,400	$2,280
Royalty and other		486	859	1,990	3,100
	Total net revenue	1,598	1,146	4,390	5,380

Cost of Net Revenue		881	272	2,474	2,318

Gross Profit		717	874	1,916	3,062

Operating Expenses
Research and development		5,633	8,268	27,108	29,261
Selling, general and administrative		1,588	1,543	6,299	6,519
	Total operating expenses	7,221	9,811	33,407	35,780

Loss from operations		(6,504)	(8,937)	(31,491)	(32,718)

Other income, net		23	28	94	143
	Loss before income taxes	(6,481)	(8,909)	(31,397)	(32,575)

Income tax provision		26	42	86	107

Net loss		$(6,507)	$(8,951)	$(31,483)	$(32,682)

Net loss per share
Basic and diluted		$(0.10)	$(0.18)	$(0.50)	$(0.66)

Shares used in computing net loss per share
Basic and diluted		65,496	49,783	62,497	49,528

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

		December 31,
		2015	2014

Assets
Current assets:
	Cash, cash equivalents and investments	$20,238	$23,549
	Accounts receivable, net	729	177
	Inventories	1,597	881
	Prepaid expenses and other	701	887
	Total current assets	23,265	25,494

Long-term investments		-	2,245
Property and equipment, net		1,630	854
Goodwill		23,134	23,134
Intangible assets, net		334	655
Other assets		329	244
	Total assets	$48,692	$52,626

Liabilities and Stockholders’ Equity
Current liabilities:
	Accounts payable	$940	$495
	Accrued expenses and other	2,664	2,350
	Total current liabilities	3,604	2,845

Long-term liabilities		247	241

Stockholders' equity		44,841	49,540

	Total liabilities and stockholders’ equity	$48,692	$52,626

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2015	2014	2015	2014

GAAP net loss		$(6,507)	$(8,951)	$(31,483)	$(32,682)
	Stock-based compensation expense
-	Research and development	582	766	2,733	3,419
-	Selling, general and administrative	203	229	916	1,172
	Total stock-based compensation expense	785	995	3,649	4,591

	Amortization of intangible assets	28	250	321	1,000

Non-GAAP net loss		$(5,694)	$(7,706)	$(27,513)	$(27,091)

GAAP net loss per share		$(0.10)	$(0.18)	$(0.50)	$(0.66)
	Reconciling items
-	Stock-based compensation expense	0.01	0.02	0.06	0.09
-	Amortization of intangible assets	-	0.01	-	0.02

Non-GAAP net loss per share: basic and diluted		$(0.09)	$(0.15)	$(0.44)	$(0.55)

Shares used in computing non-GAAP net loss per share
	Basic and diluted	65,496	49,783	62,497	49,528

Jim Sullivan, CFO
MoSys, Inc.
+1 (408) 418-7500
jsullivan@mosys.com

Beverly Twing, Sr. Acct. Manager
Shelton Group, Investor Relations
+1 (214) 272-0089
btwing@sheltongroup.com